EXHIBIT 10.2D

Ibex Global FZ-LLC (the “Customer”)
Office 206 Building 8 Dubai, Outsource City
Dubai - UAE

22 October 2024

Dear Sirs,

Letter of Deviations relating to the Terms and Conditions Applicable to Facilities version dated 1 January 2022

Reference is made to:

(i)	the facility offer letter between Customer and HSBC Bank Middle East Limited (“the “Bank”) dated on or about the date hereof, with reference number CMB ISB 241155 (the “Facility Offer Letter”); and

(ii)	the Original Terms and Conditions (a defined in the Facility Offer Letter).

This is the Letter of Deviations referred to in the Facility Offer Letter and shall be read in conjunction with the Facility Offer Letter and the Original Terms and Conditions.

1.	The Customer and the Bank mutually agree to amend the Original Terms and Conditions as set forth in this clause 1:

1.1	The following new definitions shall be incorporated into Clause 1 (Definitions and Interpretation):

Amended Terms and Conditions means the Original Terms and Conditions as amended pursuant to the Letter of Deviations.

Code means the US Internal Revenue Code of 1986.

Facility means the banking facilities specified as such in the Facility Offer Letter.

Facility Documents means the Facility Offer Letter (including the Schedules thereto), any Security Agreement, the Amended Terms and Conditions, and the related documents referred to therein and any other documents designated as such by the Bank with the consent of the Customer.

Facility Offer Letter means the facility offer letter entered into between the Bank and the Customer containing, among other things, the details of each Facility as amended, restated, varied or supplemented from time to time.

FATCA Deduction means a deduction or withholding from a payment under a Facility Document required by FATCA.

FATCA means:
(a)   sections 1471 to 1474 of the Code or any associated regulations;

(b)    any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

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(c)          any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

GAAP means the generally accepted accounting principles in the United States or such other places which the Customer or a Group Company applies as in effect as of the date of determination thereof.

Group means Ibex Limited, Bermuda and its Subsidiaries from time to time.

Group Company means, individually, each of (i) the Customer; (ii) Ibex Global Solutions, INC, a corporation organized under the laws of the State of Delaware, (iii) Digital Globe Services LLC; (iv) ISKY, LLC, (v) 7 Degrees LLC, (vi) Telsatonline LLC and (vii) each Holding Company and “Group Companies” mean, collectively, all of them.

Holding Company means, individually, each of (i) Ibex Limited, an exempted company incorporated under the laws of Bermuda, and (ii) Ibex Global Limited, an exempted company incorporated under the laws of Bermuda and “Holdings Companies” mean both of them.

Letter of Deviations means the letter setting out the agreed amendments to the Original Terms and Conditions, as amended and restated from time to time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity. Subsidiary means, with respect to any Person, any other Person the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, by such Person, or (b) that is, as of such date, otherwise Controlled, directly, or indirectly through one or more intermediaries, by such Person. For the purpose of the Facility Documents, “Control” means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

-	cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of that Person

-	appoint or remove all, or the majority, of the directors or other equivalent officers of that Person;

-	give directions with respect to the operating and financial policies of the that Person with which the directors or other equivalent officers of that Person are obliged to comply.

1.2	clause 4.1(q) shall be deleted in their entirety an replaced with the following:

“None of the Group Companies nor any of their Subsidiaries, nor, to the knowledge of the IBEX Global FZ LLC, any of the Group Companies, any director, officer, employee, agent, or Affiliate, of the Group Companies or any of their Subsidiaries are (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, the Hong Kong Monetary Authority, the Bermuda Monetary Authority, the Government of Bermuda or any other sanctions authority having jurisdiction over the parties to this Agreement (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of comprehensive Sanctions, including, currently, Cuba, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, Iran, North Korea, and Syria other than to the extent that such representation and warranty would result in a violation of Council Regulation (EC) No 2271/96, as amended (or any implementing law or regulation in any member state of the European Union) or any similar applicable blocking or anti-boycott law or regulation in the United Kingdom).

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1.3	clause 4.2 shall be deleted in its entirety and replaced with the following:

“The representations and warranties of set forth in the Facility Documents shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case any such representation or warranty shall be true and correct in all respects) on and as of the date of such Drawdown, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent already qualified by materiality, in which case any such representation or warranty shall be true and correct in all respects) as of such earlier date.”;

1.4	clause 5.1 shall be deleted in its entirety and replaced with the following:

“ The Customer shall not (and will procure that none of its subsidiary shall not), dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such subsidiary’s equity interests to any Person, except:

(a)	the disposition of obsolete or worn out property in the ordinary course of business;

(b)	the sale of inventory in the ordinary course of business;

(c)	the sale or issuance of any subsidiary’s equity interests to another Group Company;

(d)	any disposition of assets from a Group Company to another Group Company;

(e)	sales of cash equivalent investments in the ordinary course of business and for fair market value;

(f)
the disposition of other property (other than any collateral included in the borrowing base) not described under this Clause 5.1 for not less than fair market value as long as (i) no Event of Default (as defined in the Revolving Loan Agreement) has occurred and is then continuing or would result therefrom, (ii) at least 75% of the consideration therefor consists of cash and cash equivalent investments, and (iii) the aggregate fair market value of such property so disposed of does not exceed $350,000 in any fiscal year; and

(g)	any disposition of assets by a Group Company so long as such disposition could not reasonably be determined to have an adverse impact on the business of the Group Companies.”

1.5	clause 6.5 shall be deleted in its entirety and replaced with the following:

“The Customer shall make all payments to be made by it without any set-off, counterclaim, retention, deduction or withholding, unless such retention, deduction or withholding is required by law. If any retention, deduction or withholding is required by law (including on account of any Tax) (excluding any FATCA Deduction), the Customer must:

(a)
increase the sum payable so that, after making the minimum retention deduction or withholding required, the Bank will receive and be entitled to retain a net sum at least equal to the sum that the Bank would have received had that retention, deduction or withholding not been made;

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(b)
within 30 days of such payment, forward to the Bank the confirmation in writing from the relevant Tax Authority evidencing receipt by the relevant Tax Authority of that retention, deduction or withholding; and

(c)
pay to the Bank, promptly upon demand, an amount equal to the loss, liability or cost which the Bank determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Bank in respect of the Facility Documents.”

1.6
the right of set-off referred to in clause 8.1 can only be exercised by the Bank: (i) in case of the Revolving Loan Facility, upon occurrence of an Event of Default (as defined under the Revolving Loan Agreement) or (ii) in case of any other Facility Advised in the Facility Offer Letter, upon occurrence of any breach of any obligations of the Customer of any Facility Documents in respect of such other Facility;

1.7	a new clause 8.3 shall be added as follows:

“Any set-off pursuant to clause 8.1 above, shall be exercised:

(i)	in respect of a committed Facility, upon an Event of Default has occurred;

(ii)	in respect of uncommitted Facilities, upon the Bank requesting the repayment of the amounts outstanding in respect of such Facilities in accordance with clause 2.3 of the Terms and Conditions.”;

1.8	clause 9.2 shall be deleted in its entirety and replaced with the following:

“The Bank may request that the Customer places or maintains cash deposits with the Bank to cover any contingent or unmatured liability of the Customer to the Bank in connection with uncommitted Facilities.”;

1.9
any reference in Clause 10 (Review) or Clause 21.4 (Amendments and Termination) to “Facility” or “Facilities” shall be deemed to be a reference to “uncommitted Facility” or “uncommitted Facilities” as applicable;

1.10	clause 11.1 shall be supplemented with the following wording added to the very end of the clause:

“provided that the fees of any external advisors of the Bank shall be subject to pre- agreed cap or other fee arrangement approved by the Customer”.

1.11	clause 13 (Change in circumstances) shall be deleted in its entirety and replaced with the following:

“(a)
The Customer shall, within three Business Days of a demand by the Bank, pay the amount of any Increased Costs incurred by the Bank or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of the Facility Offer Letter.

(b)	This clause does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Customer;

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(ii)	attributable to a FATCA Deduction required to be made by a party to the Facility Documents.

“Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on the Bank’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Facility Document,

which is incurred or suffered by the Bank any of its Affiliates to the extent that it is attributable to the Bank funding or performing its obligations under any Facility Document.

1.12	clause 18.2 (Assignment) shall be deleted in its entirety and replaced with the following:

“18.2  The Bank may assign any of its rights or transfer any of its rights and obligations under the Facility Documents to:

a.	another commercial bank with a credit rating equal or better than the credit rating of the Bank; or

b.	its successor following a merger, consolidation or disposal of all or substantially all of its share capital or assets or the business to which the Facility Documents relate;

c.	any member of the HSBC Group with a credit rating equal or better than the credit rating of the Bank; or

d.	any other Person with the Customer’s prior consent (which shall be deemed to be granted if not expressly refused within 15 Business Days from the request of the Bank).

1.13	The confidentiality obligations contained in clause 25 (Confidentiality) shall be deleted in its entirety and replaced with the following:

“The Bank and the Customer agree to maintain the confidentiality of the Information (as defined hereinafter) , except that Information may be disclosed: (a) to its branches and Affiliates and to its related parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its related parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedy hereunder or under any other Facility Document or any action or proceeding relating to this Agreement or any other Facility Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its related parties) to any swap, derivative, insurance (including credit insurance) or other transaction under which payments are to be made by reference to the Customer and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Group Companies or their Subsidiaries or the Facility, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers

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with respect to the Facility, (h) with the consent of the disclosing party, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this section, (y) becomes available to the receiving party or any of its branches or Affiliates on a nonconfidential basis from a source other than the disclosing party or (z) is independently discovered or developed by the receiving party party hereto without utilizing any Information received from the disclosing party or violating the terms of this section. In addition, the Bank may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry (including league table providers) and service providers to the Bank in connection with the administration of this Agreement, the other Facility Documents, and the Facilities.

For purposes of this section, “Information” means all information received from the disclosing party, other than any such information that is available to the other party party on a nonconfidential basis prior to disclosure by the disclosing party; provided that, in the case of information received by the receiving party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

2.	In the event of any inconsistency between the Original Terms and Conditions and this letter, this letter shall prevail.

3.
This letter shall be governed by the laws of the Emirate of Dubai and the Federal laws of the United Arab Emirates as applied in the Emirate of Dubai. The courts of Dubai (excluding the Dubai International Financial Centre) shall have exclusive jurisdiction to determine any Dispute. The Customer agrees that the courts of Dubai are the most appropriate and convenient courts to determine any Dispute and shall not argue to the contrary.

For and on behalf of HSBC Bank Middle East Limited

/s/Sindhu M Nanjaiah

Name: Sindhu M Nanjaiah

Title: Authorized Signatory

We agree to be bound by the foregoing.

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For and on behalf of Ibex Global FZ-LLC

/s/Nadeem Arshad Elahi	/s/Syed Mohammad Adnan

Name: Nadeem Arshad Elahi	Syed Mohammad Adnan

Title:

Date:

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